ENCORE WIRE CORPORATION

RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT, made as of this _____ day of ______________, by and between Encore Wire Corporation, a Delaware corporation (the “Company”), and ______________________ (“Employee”);
W I T N E S S E T H:

WHEREAS, the Board of Directors of the Company has determined that it is desirable to grant a restricted stock award under the Encore Wire Corporation 2010 Stock Option Plan (As Amended and Restated Effective February 20, 2017) (the “Plan”) to Employee, who is currently employed by the Company or an Affiliate of the Company; and
WHEREAS, the Board of Directors of the Company has selected Employee to participate in the Plan by the grant of restricted shares of the Company’s common stock, 0.01 par value per share (the “Common Stock”);
NOW, THEREFORE, the Company and Employee hereby agree as follows:
1.    Definitions. Capitalized terms used in this Agreement and not otherwise defined shall have the respective meanings assigned to such terms in the Plan, and the following terms shall have the following meanings, respectively:
(a)    “Affiliate” shall have the meaning set forth in Section 2(a) of the Plan and shall include any party now or hereafter coming within that definition.
(b)    “Change in Control” means a change in control of the Company after the date of this Agreement in any one of the following circumstances: (i) any person shall have become the beneficial owner of or shall have acquired, directly or indirectly, securities of the Company representing 50% or more (in addition to his current holdings) of the combined voting power of the Company’s then outstanding voting securities without prior approval of at least two-thirds of the members of the Board of Directors of the Company in office immediately prior to such person’s attaining such percentage interest; (ii) the Company is a party to a merger, consolidation, sale of assets, or other reorganization, or a proxy contest, as a consequence of which the members of the Board of Directors of the Company in office immediately prior to such transaction or event constitute less than a majority of the Board thereafter; or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (including for this purpose any new director whose election or nomination for election by the Company’s shareholders was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of such period) cease for any reason to constitute at least a majority of the Board.

(c)    “Committee” shall have the meaning set forth in Section 2(d) of the Plan.
(d)    “Fair Market Value” shall have the meaning set forth in Section 2(i) of the Plan.
2.    The Grant. Subject to the conditions set forth below, the Company hereby grants to Employee, effective as of the ___ day of _________, 20__ (the “Grant Date”), as a matter of separate inducement and not in lieu of any salary or other compensation for Employee’s services to the Company, a restricted stock award (the “Award”) of ________ shares of the Common Stock (the “Restricted Shares”) in accordance with the terms and conditions set forth herein and in the Plan.
3.    Escrow of Restricted Shares. The Company shall evidence the Restricted Shares in the manner that it deems appropriate. The Company may issue in Employee’s name a certificate or certificates representing the Restricted Shares and retain such certificate(s) until the restrictions on such Restricted Shares expire as described in Section 6 or 7 of this Agreement or the Restricted Shares are forfeited as described in Section 5 and 7 of this Agreement. If the Company certificates the Restricted Shares, Employee shall execute one or more stock powers in blank for those certificates and deliver those stock powers to the Company. The Company shall hold the Restricted Shares and the related stock powers pursuant to the terms of this Agreement, if applicable, until such time as (a) a certificate or certificates for the Restricted Shares are delivered to Employee, (b) the Restricted Shares are otherwise transferred to Employee free of restrictions, or (c) the Restricted Shares are canceled and forfeited pursuant to this Agreement. Notwithstanding the foregoing, at the option of the Company, the Restricted Shares issuable in the form of a stock certificate may instead be issued in book-entry form.
4.    Ownership of Restricted Shares. From and after the time the Restricted Shares are issued in Employee’s name, Employee will be entitled to all the rights of absolute ownership of the Restricted Shares, including the right to vote such shares and to receive dividends thereon if, as, and when declared by the Board, subject, however, to the terms, conditions and restrictions set forth in this Agreement; provided, however, that the Company will retain custody of all dividends and distributions, if any (“Retained Distributions”), made or declared on the Restricted Shares (and such Retained Distributions shall be subject to forfeiture and the same restrictions, terms, vesting and other conditions as are applicable to the Restricted Shares) until such time, if ever, as the Restricted Shares with respect to which such Retained Distributions shall have been made, paid or declared shall have become vested, and such Retained Distributions shall not bear interest or be segregated in a separate account. As soon as practicable, but no event later than sixty (60) days, following the lapse of the Forfeiture Restrictions (defined below) on such Restricted Shares, any Retained Distributions shall be delivered to Employee or to Employee’s legal guardian or representative, as applicable.
5.    Restrictions; Forfeiture. The Restricted Shares are restricted in that they may not be sold, transferred or otherwise alienated or hypothecated until these restrictions are removed or expire as described in Section 6 or 7 of this Agreement. The Restricted Shares are also restricted in that they may be forfeited to the Company as provided in Section 6 and 7 (the “Forfeiture Restrictions”). Employee hereby agrees that if the Restricted Shares are forfeited, as provided in Section 6 or 7, the Company shall have the right to deliver the Restricted Shares to the

Company’s transfer agent for, at the Company’s election, cancellation or transfer to the Company.
6.    Expiration of Restrictions and Risk of Forfeiture. The restrictions on the Restricted Shares described in Section 5 of this Agreement will expire and the Restricted Shares will become transferable and nonforfeitable, provided that, subject to Section 7, Employee remains in the employ of the Company or its Affiliates until the applicable dates set forth in the following schedule and provided further, that if a vesting percentage set forth in the following schedule results in a number of Restricted Shares that includes a fraction, then the next lower whole number of Restricted Shares shall vest:

Number of Restricted Shares that Vest	Vesting Date
20% of the Restricted Shares	First Anniversary of Grant Date
20% of the Restricted Shares	Second Anniversary of Grant Date
20% of the Restricted Shares	Third Anniversary of Grant Date
20% of the Restricted Shares	Fourth Anniversary of Grant Date
The remaining Restricted Shares	Fifth Anniversary of Grant Date

7.    Change in Control, Retirement, Termination of Employment, and Forfeiture.
i.Change in Control. In the event of a Change in Control, then all Forfeiture Restrictions will lapse with respect to 100% of the Restricted Shares upon the date of such Change in Control, provided Employee remains employed with the Company or its Affiliates until such Change in Control.
ii.Retirement Eligibility. All Forfeiture Restrictions will lapse with respect to 100% of the Restricted Shares upon the date Employee has both (i) attained age 60 or greater and (ii) reached or surpassed the 10th anniversary of his or her most recent date of hire with the Company and its Affiliates, provided Employee remains employed with the Company or its Affiliates until such date.
iii.Forfeiture. If Employee’s employment with the Company and its Affiliates is terminated for any reason, then those Restricted Shares for which the restrictions have not lapsed as of the date of termination shall become null and void and those Restricted Shares shall be forfeited to the Company. Except as set forth in Section 7(d) below, the Restricted Shares for which the restrictions have lapsed as of the date of such termination shall not be forfeited to the Company.
iv.Termination for Cause. If Employee’s employment with the Company and its Affiliates is terminated on account of fraud, dishonesty or the performance of other acts detrimental to the Company, as determined by the Committee in its reasonable, good faith discretion, then all Restricted Shares, irrespective of whether the Forfeiture Restrictions have lapsed, shall become null and void and the Restricted Shares shall be forfeited to the Company as of the date of such termination for no consideration.
v.Transfer. A transfer of employment without interruption of service between or among the Company and any of its Affiliates shall not be considered a termination of employment for purposes of this Agreement.
8.    Delivery of Shares. Delivery of the certificates representing the Restricted Shares as to which restrictions have lapsed (i.e., shares of Common Stock) shall be made promptly following the expiration of the restrictions on the Restricted Shares pursuant to Section 6 or 7 of this Agreement and payment of the amount of any withholding taxes to the Company as may be due pursuant to Section 10, provided that the Company shall have such time as it reasonably deems necessary to qualify or register such shares under any law or governmental rule or regulation that it deems necessary or desirable. The value of such shares of Common Stock shall not bear any interest owing to the passage of time.
9.    Adjustments. In the event of any reclassification of the shares of Common Stock, or in the event of a liquidation or reorganization (including a merger, consolidation, spin-off or sale of assets) of the Company or an Affiliate, the Board of Directors of the Company shall make such adjustments, if any, as it may deem appropriate.
10.    Payment of Taxes.
i.The Company may require Employee to pay to the Company (or an Affiliate if Employee is an employee of an Affiliate), an amount the Company deems necessary to satisfy its (or its Affiliate’s) current or future obligation to withhold federal, state or local income or other taxes that Employee incurs as a result of the Award. With respect to any required tax withholding, Employee may (i) direct the Company to withhold from the shares of Common Stock to be issued to Employee under this Agreement the number of shares necessary to satisfy the Company’s obligation to withhold taxes, which determination will be based on the shares’ Fair Market Value at the time such determination is made; (ii) deliver to the Company shares of Common Stock sufficient to satisfy the Company’s tax withholding obligations, based on the shares’ Fair Market Value at the time such determination is made; (iii) deliver cash to the Company sufficient to satisfy its tax withholding obligations; or (iv) satisfy such tax withholding through any combination of (i), (ii) and (iii). If Employee desires to elect to use the stock withholding option described in clause (i), Employee must make the election at the time and in the manner the Company prescribes. If such tax obligations are satisfied under clause (i) or (ii), the maximum number of shares of Common Stock that may be so withheld or surrendered shall be the number of shares of Common Stock that have an aggregate Fair Market Value on the date of withholding or surrender equal to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for federal, state, foreign and/or local tax purposes, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Award. The Company, in its discretion, may deny Employee’s request to satisfy its tax withholding obligations using a method described under clause (i), (ii), or (iv). In the event the Company determines that the aggregate Fair Market Value of the shares of Common Stock withheld or surrendered as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then Employee must pay to the Company, in cash, the amount of that deficiency immediately upon the Company’s request.
ii.None of the Company, the Board or the Committee has made any warranty or representation to Employee with respect to the income tax consequences of the grant or vesting of the Award or the transactions contemplated by this Agreement, and Employee represents that Employee is in no manner relying on such entities or any of their respective managers, directors, officers, employees or authorized representatives (including attorneys, accountants, consultants, bankers, lenders, prospective lenders and financial representatives) for tax advice or an assessment of such tax consequences. Employee represents that Employee has consulted with, or has had the opportunity to consult with, any tax consultants that Employee deems advisable in connection with the grant of the Award. Employee may, at Employee’s discretion, make a tax election pursuant to Section 83(b) of the Code in connection with the grant of this Award (the “Section 83(b) Election”). Employee acknowledges that the filing of a Section 83(b) Election is extremely time sensitive and, if Employee decides to make such an election, such election must be filed with the Service Center of the Internal Revenue Service where Employee files Internal Revenue Service tax returns WITHIN 30 DAYS of the Grant Date. In the event that Employee makes a Section 83(b) Election, Employee shall promptly provide a copy of the Section 83(b) Election form to the Company. Employee further agrees to indemnify and hold the Company harmless for any damages, costs, expenses, taxes, judgments or other actions or amounts resulting from any of Employee’s actions or inactions with respect to the tax consequences of this Award.
11.    Compliance with Securities Law. Notwithstanding any provision of this Agreement to the contrary, the issuance of shares of Common Stock (including Restricted Shares) will be subject to compliance with all applicable requirements of U.S. federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. No shares of Common Stock will be issued hereunder if such issuance would constitute a violation of any applicable U.S. federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Common Stock may then be listed. In addition, shares of Common Stock will not be issued hereunder unless (a) a registration statement under the Securities Act of 1933, as amended (the “Act”), is at the time of issuance in effect with respect to the shares issued or (b) in the opinion of legal counsel to the Company, the shares issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any shares subject to the Award will relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require Employee to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate persons to make shares of Common Stock available for issuance.
12.    Legends. The Company may at any time place legends referencing any restrictions imposed on the shares pursuant to Sections 5 or 11 of this Agreement on all certificates representing shares issued with respect to this Award.
13.    Assignment. The Company may assign all or any portion of its rights and obligations under this Agreement. The Award, the Restricted Shares and the rights and obligations of Employee under this Agreement may not be sold, transferred, pledged, exchanged, hypothecated or otherwise disposed of by Employee.
14.    Binding Effect. This Agreement shall be binding upon and inure to the benefit of (a) the Company and its successors and assigns, and (b) Employee and his or her heirs, devisees, executors, administrators and personal representatives.
15.    Employment. As consideration for the Company’s grant of this Award, Employee agrees not to leave the employ of the Company or any Affiliate voluntarily for a period of one year after the date of this Agreement. Nothing in this Agreement, however, confers upon Employee any right to continue in the employ of the Company or any Affiliate, nor shall this Agreement interfere in any manner with the right of the Company or any Affiliate to terminate the employment of Employee with or without cause at any time.
16.    Furnish Information. Employee agrees to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.
17.    Award Subject to Plan. By execution of this Agreement, Employee agrees that the Award and the Restricted Shares shall be governed by and subject to all applicable provisions of the Plan.
18.    Construction. This Agreement is governed by, and shall be construed and enforced in accordance with, the laws of the State of Texas. The obligation of the Company to sell and deliver Common Stock hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such shares of Common Stock. Words of any gender used in this Agreement shall be construed to include any other gender, unless the context requires otherwise. The headings of the various sections of this Agreement are intended for convenience of reference only and shall not be used in construing the terms hereof.

19.    Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.
20.    Clawback. To the extent required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), all shares of Common Stock granted under this Agreement shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company, which clawback policies or procedures may provide for forfeiture and/or recoupment of such shares of Common Stock. Notwithstanding any provision of this Agreement to the contrary, the Company reserves the right, without Employee’s consent, to adopt any such clawback policies and procedures, including such policies and procedures applicable to this Agreement with retroactive effect.
1.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), or an exemption thereunder and shall be construed and interpreted in a manner that is consistent with the requirements for avoiding additional taxes or penalties under Section 409A.
2.Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.
[Signature Page Follows.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.
COMPANY:

ENCORE WIRE CORPORATION

By:
Name: ______________________________
Title: ______________________________

EMPLOYEE:

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